Exhibit 99.1
REPROS THERAPEUTICS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
- Provides Patient Recruitment Update on Clinical Studies -
     THE WOODLANDS, Texas—(BUSINESS WIRE)—Repros Therapeutics Inc. (NasdaqGM:RPRX) (PCX:RPRX) today reported financial results for the three-months and nine-months ended September 30, 2006 and provides patient recruitment update on clinical development programs.
Financial Results
     Total revenues for the three-month period ended September 30, 2006 were $146,000 as compared to $175,000 for the same prior-year period and were $486,000 for the nine-month period ended September 30, 2006 as compared to $460,000 for the same period in the prior year. Revenues primarily consist of interest income. The decrease in revenues in the three-month period ended September 30, 2006 as compared to the same period in the prior year is primarily due to lower cash balances. The increase in revenues for the nine-month period ended September 30, 2006 as compared to the same period in the prior year is primarily due to an increase in interest rates on the Company’s invested cash reserves.
     Research and development (“R&D”) expenses for the three-month period ended September 30, 2006 increased 87% to $3.1 million as compared to $1.6 million for the same prior-year period and increased 71% to $7.2 million for the nine-month period ended September 30, 2006 as compared to $4.2 million for the same period in the prior year. R&D expenses primarily consist of clinical regulatory affairs activities and preclinical and clinical study development expenses. The increase in R&D expenses for the three-month period ended September 30, 2006 is primarily due to an increase of $1.9 million in our current clinical activities offset by a reduction in both preclinical activities of $376,000 and manufacturing costs of $212,000. The increase in R&D expenses for the nine-month period ended September 30, 2006 as compared to the same period in the prior year is primarily due to an increase of $3.6 million in our current clinical activities, an increase in manufacturing activities associated with the development of a commercially viable source of bulk Proellex in the amount of $537,000 offset by a reduction of $1.1 million in preclinical activities relating to the development programs for Proellex and Androxal.
     General and administrative expenses for the three-month period ended September 30, 2006 increased 55% to $713,000 as compared to $461,000 for the same prior-year period and increased 47% to approximately $2.0 million for the nine-month period ended September 30, 2006 as compared to $1.4 million for the same period in the prior year. The increase in expenses for the three-month period ended September 30, 2006 as compared to the same period in the prior year is primarily due to an increase in non-cash stock compensation expense of $161,000 due to the adoption of SFAS No. 123(R), an increase in investor relations costs of $74,000 and an increase of $31,000 in costs associated with meeting the requirements of Section 404 of the Sarbanes-Oxley Act. The increase in expenses for the nine-month period ended September 30, 2006 as compared to the same period in the prior year is primarily due to an increase in non-cash tock compensation expense of $431,000 due to the adoption of SFAS No. 123(R), an increase in investor relations costs of $194,000 and an increase of $31,000 in costs associated with meeting the requirements of Section 404 of the Sarbanes-Oxley Act.
     Net loss for the three-month period ended September 30, 2006 was ($3.6) million or ($0.36) per share as compared to a net loss of ($1.9) million or ($0.19) per share for the same prior-year period. The net loss for the nine-month period ended September 30, 2006 was ($8.7) million or ($0.86) per share as compared to a net loss of ($5.1) million or ($0.54) per share for the same prior-year period. The increase in loss per share for the three-month and nine-month periods was primarily due to increased clinical development activities relating to both Androxal and Proellex and an increase in non-cash stock compensation expense due to the adoption of SFAS No. 123(R).
     The Company had cash, cash equivalents and marketable securities of approximately $9.9 million at September 30, 2006 as compared to $16.8 million at December 31, 2005 and had 10,150,962 shares outstanding as of September 30, 2006. The Company had cash, cash equivalents and marketable securities of approximately $8.3 million at November 7, 2006.
     To allow us to raise capital, on September 5, 2006 we filed a Form S-3 shelf registration statement with the Securities and Exchange Commission for up to 5,000,000 shares of common stock that became effective on September 15, 2006 and will remain effective for three years, subject to certain requirements.
Patient Recruitment Clinical Development Update
•	Proellex 12-Week U.S. Phase 2, 150 Patient Clinical Study for Uterine Fibroids — Patient screening for this study is scheduled to conclude on November 17, 2006. As of November 1, 2006 a total of 121 patients were accepted into the study. The Company still believes it will be able to report, by year end 2006, top-line 12-week initial interim data from the previously randomized 88 patients that were accepted into the study prior to September 1, 2006. We intend to roll the completed patients from this study into a 12-month open label safety study as a means of building a long-term safety data base. We believe the earliest we can submit a New Drug Application (“NDA”) is Q4, 2008.

•	Proellex Six-Month European Phase 2, 40 Patient Clinical Study for Endometriosis — Patient screening for this study was concluded on October 6, 2006 with a total of 39 patients accepted into the study. The Company still believes it will be able to report, by year end 2006, top-line 12-week initial interim data from the previously randomized 36 patients that were accepted into the study prior to September 1, 2006. We intend to roll the completed patients from this study into a 12-month open label safety study as a means of building a long-term safety data base.

•	Androxal Six-Month U.S. Phase 3 Clinical Study for Secondary Hypogonadism - Patient screening for this study was concluded on November 3, 2006 with a total of 191 patients accepted into the study. The Company still believes it will be able to report, by year end 2006, top-line 12-week initial interim data from the previously randomized 133 patients that were accepted into the study prior to September 1, 2006. We intend to roll the completed patients from this study into a 12-month open label safety study as a means of building a long-term safety data base. We believe the earliest we can submit a NDA is Q4, 2008.

About Repros Therapeutics Inc.
     Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex, the Company’s lead compound, is a PRM (progesterone receptor modulator) currently being studied in a U.S. Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex is also being studied in a European Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal, the Company’s other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a U.S. Phase 3 clinical trial for the treatment of secondary hypogonadism.
     For more information, please visit the Company’s website through its new web address, http://www.reprosrx.com. The Company’s website will continue to be accessible through its old web address, http://www.zonagen.com, as well.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Repros’ ability to have success in the clinical development of its technologies and the rate of enrollment of patients in its ongoing clinical studies, Repros’ ability to raise additional capital on acceptable terms or at all and the timing of any such financing, Repros’ ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, and such other risks which are identified in Repros’ (formerly Zonagen’s) Annual Report on Form 10-K for the year ended December 31, 2005 and in Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006 as they may be updated by the Company’s Exchange Act filings from time to time. This document is available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues and other income
Research and development grants	$—	$—	$—	$4
Interest income	146	175	486	456
Total revenues and other income	146	175	486	460

Expenses
Research and development	3,073	1,641	7,245	4,231
General and administrative	713	461	1,989	1,357
Total expenses	3,786	2,102	9,234	5,588

Net loss	$(3,640)	$(1,927)	$(8,748)	$(5,128)

Net loss per share — basic and diluted	$(0.36)	$(0.19)	$(0.86)	$(0.54)

Shares used in loss per share calculation:
Basic	10,150	10,080	10,145	9,501
Diluted	10,150	10,080	10,145	9,501
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
Cash and cash equivalents	$2,117	$2,165
Marketable securities	7,750	14,667
Other currents assets	256	231
Fixed assets (net)	69	19
Other assets	737	600
Total assets	$10,929	$17,682

Accounts payable and accrued expenses	$1,911	$727
Stockholders’ equity	9,018	16,955

Total liabilities and stockholders’ equity	$10,929	$17,682

Contacts
Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447